EXHIBIT 10.1

EXECUTION COPY

THIS STOCK PURCHASE AGREEMENT, dated as of April 30, 2008, is by and among Lumificient Corporation, a Minnesota corporation (the “Company”), the shareholders of the Company listed on Schedule I hereto (the “Shareholders”) and Nexxus Lighting, Inc., a Delaware corporation (the “Purchaser”). The Company, the Shareholders and the Purchaser are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, the Shareholders own all of the capital stock of the Company; and

WHEREAS, pursuant to that certain Agreement for Purchase and Sale of Business, dated January 10, 2008, the Company purchased all of the tangible and intangible assets and assumed certain specified liabilities of Lumificient Technologies, LLC, a Delaware limited liability company (the “LT Predecessor”); and

WHEREAS, each Shareholder desires to sell to Purchaser, and Purchaser is willing to purchase from each Shareholder, the capital stock of the Company set forth opposite such Shareholder’s name on Schedule I in exchange for the consideration set forth next to such Shareholder’s name on Schedule I, subject to the terms and conditions of this Agreement; and

WHEREAS, in order to induce Purchaser to enter into this Agreement, the Shareholders are entering into new employment agreements with the Company (the “Employment Agreements”) simultaneously with the execution of this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 9.1, and to the extent that terms bearing initial upper case letters appear in this Agreement, but are not defined in Section 9.1, such terms shall have the meanings set forth elsewhere in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE TRANSACTION

Section 1.1. Sale of Company Shares. On and subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), each Shareholder will sell, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase from such Shareholder, the shares of the common stock, no par value per share, of the Company (the “Company Shares”), set forth opposite such Shareholder’s name on Schedule I hereto, constituting all of the outstanding Company Shares owned by such Shareholder.

Section 1.2. Purchase Price. Subject to the terms and conditions hereof, the total consideration to be paid for the Company Shares (the “Purchase Price”) shall be an amount equal to (i) an aggregate of $1,100,000 in cash, payable to the Shareholders by electronic funds transfer at the Closing (the “Initial Cash Purchase Price”) plus (ii) an aggregate of 475,000 shares of unregistered common stock, $.001 par value per share of the Purchaser (“Purchaser Common Stock”) issued to the Shareholders at the Closing, plus (iii) the Earnout Payments, if any, calculated in accordance with Section 1.5 of this Agreement. Every component of the Purchase

Price payable hereunder (x) shall be allocated among the Shareholders in the amounts and/or percentages set forth on Schedule I of this Agreement and (y) is subject to adjustment as provided in Section 1.4 of this Agreement.

Section 1.3. Closing Date. Subject to the satisfaction of the conditions set forth in this Section 1.3 and Sections 5.1 and 5.2 (or the waiver thereof by the Party entitled to waive such conditions), the Closing shall take place at the offices of Lowndes Drosdick Doster Kantor & Reed, P.A., 215 North Eola Drive, Orlando, Florida 32801 at 10:00 a.m. on the date hereof or at such other time, date and place as the Parties shall mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date.” At the Closing, (i) each Shareholder will deliver to the Purchaser the stock certificate or certificates evidencing all of the Company Shares owned by such Shareholder, duly endorsed to the Purchaser or accompanied by a duly executed stock power assigning such Company Shares to the Purchaser and otherwise in good form for transfer, (ii) the Purchaser shall (x) pay to each Shareholder the applicable portion of the Initial Cash Purchase Price, as set forth on Schedule I and (y) issue to each Shareholder the applicable number of shares of Purchaser Common Stock as set forth on Schedule I, and deliver the applicable certificate to each Shareholder, and (iii) the Parties shall make the deliveries described in Article V. Purchaser shall not be required to purchase any Company Shares unless all Company Shares are properly tendered in accordance with the terms of this Agreement.

Section 1.4. Purchase Price Adjustment. The Purchase Price shall be subject to adjustment after the Closing Date as follows:

(a) Within 60 days after the Closing Date, Purchaser shall prepare and deliver to the Representative a balance sheet (the “Closing Date Balance Sheet”) for the Company as of the close of business on the Closing Date (determined on a pro forma basis as though the transactions contemplated by this Agreement had not occurred and in accordance with GAAP applied on a basis consistent with the same accounting methodologies historically used by the Company as set forth in the Balance Sheet of the Company dated January 31, 2008 attached hereto as part of Schedule 1.4 (the “Balance Sheet”)). The Closing Date Balance Sheet will include a determination of the Net Worth of the Company as of the close of business on the Closing Date (the “Closing Date Net Worth”). Purchaser will make the workpapers and back-up materials used in preparing the Closing Date Balance Sheet available to the Representative and his accountants and other representatives at reasonable times and upon reasonable notice during (i) the review by Representative of the Closing Date Balance Sheet and (ii) the resolution by Purchaser and the Representative of any objections to the Closing Date Balance Sheet.

(b) If the Representative has any objection to the Closing Date Balance Sheet or the Closing Date Net Worth, the Representative shall deliver a detailed statement describing such objection to Purchaser in writing within 20 days after receiving the Closing Date Balance Sheet. Purchaser and the Representative will attempt in good faith to resolve any such objections. If Purchaser and the Representative do not reach a resolution of all objections within 30 days after Purchaser has received the statement of objections, Purchaser and the Representative will select a mutually acceptable accounting firm to resolve any remaining objections. If Purchaser and the Representative are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding the regular outside accounting firms of Purchaser and the Company). The accounting firm will determine, in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet, the amounts to be included in the Closing Date Balance Sheet and the Closing Date Net Worth. Each Party shall provide the accounting firm, within 15 days of its selection, with a definitive statement of the position of such Party with respect to each unresolved objection and will advise the accounting firm that the Parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Purchaser will provide the accounting firm access to the books and records of the Company. Purchaser and the Representative shall use their best efforts to cause the accounting firm to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection within 30 days after its appointment. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties. Purchaser will revise the Closing Date Balance Sheet and the determination of the Closing Date Net Worth as appropriate to reflect the resolution of any objections to the Closing Date Balance Sheet pursuant to this Section 1.4.

(c) If Purchaser and the Shareholders submit any unresolved objections to an accounting firm for resolution as provided in this Section 1.4, Purchaser, on the one hand, and the Shareholders, jointly and severally, on the other hand, shall each pay one-half of the fees, costs and expenses of the accounting firm (including legal fees and costs).

(d) Within 10 Business Days after the date on which the Closing Date Net Worth is finally determined pursuant to this Section 1.4:

(i) If the Closing Date Net Worth exceeds the Base Net Worth (the amount of such excess, the “Excess Net Worth”), Purchaser will pay Shareholders an aggregate amount equal to the Excess Net Worth.

(ii) If the Closing Date Net Worth is less than the Base Net Worth (the amount of such deficiency, the “Net Worth Shortfall”), the Shareholders will, jointly and severally, pay Purchaser an aggregate amount equal to the Net Worth Shortfall.

(iii) All payments to be made pursuant to this Section 1.4 will be promptly made by wire transfer of immediately available funds to the accounts designated by Purchaser or the Shareholders, as applicable.

Section 1.5. Earnout Payments. As part of the Purchase Price, Purchaser shall deliver to the Shareholders the following shares of Purchaser Common Stock (each of the following amounts an “Earnout Payment”) in accordance with the provisions of this Section 1.5:

(a) Calculation of Earnout Payments.

(i) Provided that the Purchaser subsidiary operating the Business of the Company after the consummation of the purchase and sale of the Company Shares (the “LC Subsidiary”) and the Company have combined revenue for the year ended December 31, 2008 at least equal to $3,500,000 (the “2008 Revenue Threshold”), Purchaser will issue the Shareholders an aggregate of 30,000 unregistered shares of Purchaser Common Stock. For each additional $500,000 in incremental revenue of the LC Subsidiary and the Company for calendar year 2008, over the 2008 Revenue

Threshold, Purchaser will issue the Shareholders an aggregate of 9,000 additional unregistered shares of Purchaser Common Stock up to a maximum of 183,000 shares for corresponding revenue of $12,000,000 or more.

(ii) Provided that the Company and the LC Subsidiary have combined earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the year ended December 31, 2008 at least equal to $50,000 (the “2008 EBITDA Threshold”), Purchaser will issue the Shareholders an aggregate of 10,000 unregistered shares of Purchaser Common Stock. For each additional $50,000 in incremental EBITDA of the LC Subsidiary and the Company for calendar year 2008, over the 2008 EBITDA Threshold, Purchaser will issue the Shareholders an aggregate of 5,000 additional unregistered shares of Purchaser Common Stock up to a maximum of 220,000 shares for corresponding EBITDA of $2,150,000 or more.

(iii) Provided that the LC Subsidiary has revenue for the year ended December 31, 2009 at least equal to $8,000,000 (the “2009 Revenue Threshold”), Purchaser will issue the Shareholders an aggregate of 111,000 unregistered shares of Purchaser Common Stock. For each additional $500,000 in incremental revenue of the LC Subsidiary for calendar year 2009, over the 2009 Revenue Threshold, Purchaser will issue the Shareholders an aggregate of 9,000 additional unregistered shares of Purchaser Common Stock up to a maximum of 507,000 shares for corresponding revenue of $30,000,000 or more.

(iv) Provided that the LC Subsidiary has EBITDA for the year ended December 31, 2009 at least equal to $200,000 (the “2009 EBITDA Threshold”), Purchaser will issue the Shareholders an aggregate of 10,000 unregistered shares of Purchaser Common Stock. For each additional $50,000 in incremental EBITDA of the LC Subsidiary for calendar year 2009, over the 2009 EBITDA Threshold, Purchaser will issue the Shareholders 5,000 additional unregistered shares of Purchaser Common Stock up to a maximum of 815,000 shares for corresponding EBITDA of $8,075,000 or more.

For purposes of calculating the Earnout Payments pursuant to this Section 1.5, revenue and EBITDA of the Company and the LC Subsidiary shall be determined in accordance with GAAP and with respect to the LC Subsidiary, the accounting policies and procedures consistent with those employed in preparation of Purchaser’s publicly filed financial statements.

(b) Payment Date. On or before the ninetieth (90th) day following the end of each of the 12 month periods ending on December 31, 2008 and December 31, 2009 (each a “Payment Date”) or on the immediately following Business Day if the Payment Date is not a Business Day, Purchaser shall deliver the shares of Purchaser Common Stock payable to the Shareholders pursuant to Section 1.5(a) of this Agreement.

(c) Operation of the LC Subsidiary. From the Closing Date until December 31, 2009 (the “Earnout Period”), Purchaser agrees that the LC Subsidiary shall be operated as a direct or indirect wholly owned subsidiary of Purchaser and conducted in good faith as a going concern. During the Earnout Period: (x) the LC Subsidiary shall be controlled by a Board of Directors elected or appointed, directly or indirectly, by Purchaser (the “Board”); however, provided that Mr. Grajcar is an employee of Purchaser or any of its Affiliates, Purchaser shall appoint Mr. Grajcar to the Board during the Earnout Period, (y) the operation of the LC Subsidiary shall be subject to the control of the Board, and ultimate authority for all decisions affecting the LC Subsidiary shall rest with the Board and (z) without the consent of the Representative, the LC Subsidiary shall not sell or transfer, outside the ordinary course of business, all, or any significant portion of, its assets.

(d) Calculation of Earnout Payments. The amount of each Earnout Payment, if any, shall be calculated and agreed upon by the Parties as follows:

(i) On or before each Payment Date, Purchaser shall prepare and deliver to the Representative a statement setting forth the calculation of the amount of the Earnout Payment, if any, payable on such Payment Date (the “Earnout Statement”). Purchaser shall provide the Representative and his accountants and other representatives with reasonable access to all books and records and working papers to the extent reasonably necessary to enable the Representative and such representatives to verify the calculation of the amount of the Earnout Payment, if any.

(ii) If the Representative has any objections to the calculation of the Earnout Payment as set forth in the Earnout Statement, the Representative shall deliver a detailed statement describing such objections to Purchaser in writing within 20 days after receiving the Earnout Statement. Purchaser and the Representative will attempt in good faith to resolve any such objections.

(iii) If Purchaser and the Representative do not reach a resolution of all objections within 30 days after Purchaser has received the statement of objections, Purchaser and the Representative will select a mutually acceptable accounting firm to resolve any remaining objections. If Purchaser and the Representative are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding the regular outside accounting firms of Purchaser and the Company). The accounting firm will determine the amount of the Earnout Payments, if any, in accordance with GAAP and accounting policies and procedures consistent with those employed in the preparation of Purchaser’s publicly filed financial statements. Each Party shall provide the accounting firm, within 15 days of its selection, with a definitive statement of the position of such Party with respect to each unresolved objections and will advise the accounting firm that the Parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Purchaser will provide the accounting firm access to the books and records of the LC Subsidiary. Purchaser and the Representative shall use their best efforts to cause the accounting firm to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection within 30 days of its appointment. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties. Purchaser will revise the Earnout Statement as appropriate to reflect the resolution of any objections to the calculation of the Earnout Payment pursuant to this Section 1.5.

(iv) If Purchaser the Representative submit any unresolved objections to an accounting firm for resolution as provided in this Section 1.5, Purchaser, on the one hand, and the Shareholders, jointly and severally, on the other hand, shall each pay one-half of the fees, costs and expenses of the accounting firm (including legal fees and costs).

Within 10 Business Days after the date on which the Earnout Payment is finally determined pursuant to this Section 1.5, Purchaser will deliver to the Shareholders the aggregate amount of shares of Purchaser Common Stock, if any, payable pursuant to the terms of this Section 1.5. Each of the Shareholders acknowledges and agrees that neither Purchaser nor any other Person has made any guarantee or representation to such Shareholder that any Earnout Payment will be realized. Any Earnout Payment shall be treated as a component of the Purchase Price.

Section 1.6. Indemnity Holdback. A portion of the Purchase Price in the amount of $200,000 (the “Indemnity Holdback Amount”) shall be deposited by Purchaser into an account mutually agreed to by the Representative and Purchaser at RBC Centura Bank, or any other mutually agreeable financial institution (the “Holdback Account”). The Indemnity Holdback Amount shall be applied in accordance with the terms of this Agreement to pay amounts owing or payable under this Agreement by the Shareholders to Purchaser with any remaining funds to be distributed to the Shareholders. The Indemnity Holdback Amount shall be applied by Purchaser as follows:

(a) In the event of a claim for indemnification pursuant to Article VII of this Agreement by a Purchaser Indemnified Party hereunder (a “Claim”), Purchaser shall give the Representative the Required Notice pursuant to Section 7.3 of this Agreement.

(b) In the event that (i) the Representative shall not have furnished to Purchaser a written objection to the Required Notice within thirty (30) calendar days of receipt thereof or (ii) the Representative shall have delivered to Purchaser, the Representative’s written objection to the Required Notice and either (x) the Representative and Purchaser shall have, subsequent to the giving of such notice, mutually agreed that the Shareholders are obligated to indemnify the Purchaser Indemnified Parties for a specified amount or (y) Purchaser and the Representative shall have received a final, non-appealable order of any court of competent jurisdiction (the “Court”) relating to the disposition of such Claim (a “Final Judgment”), Purchaser shall disburse to the Purchaser Indemnified Party the entire amount determined to be owed to the Purchaser Indemnified Part as set forth in the Required Notice, the Final Judgment, or as determined by mutual agreement of Purchaser and the Representative, as the case may be.

(c) On March 31, 2009 (the “Initial Disbursement Date”), so long as there is no Claim then pending, Purchaser shall disburse one half of the Indemnity Holdback Amount (including any earnings thereon) to the Shareholders. If there is a Claim pending on the Initial Disbursement Date, Purchaser shall disburse to the Shareholder an amount equal to one-half of (i) the Indemnity Holdback Amount (including any earnings thereon) less (ii) the amount for which indemnification has been demanded in the applicable Required Notice.

(d) On March 31, 2010 (the “Final Disbursement Date”), so long as there is no Claim then pending, Purchaser shall disburse the remaining Indemnity Holdback Amount

(including any earnings thereon) to the Shareholders. If there is a Claim pending on the Final Disbursement Date, Purchaser shall disburse to the Shareholders an amount equal to (i) the remaining Indemnity Holdback Amount (including any earnings thereon) less (ii) the amount for which indemnification has been demanded in the applicable Required Notice.

(e) Unless Purchaser shall disburse the Indemnity Holdback Amount (including any earnings thereon) pursuant to this Section 1.6, and except as otherwise mutually agreed upon by Purchaser and the Representative in writing, Purchaser shall continue to hold the Indemnity Holdback Amount (including any earnings thereon) in the Holdback Account until receipt by Purchaser of a Final Judgment. Upon receipt by Purchaser of a Final Judgment, Purchaser shall disburse the Indemnity Holdback Amount (including any earnings thereon) as provided in such Final Judgment.

Section 1.7. Payment of Purchase Price. The Purchase Price shall be paid in the following manner:

(a) On the Closing Date, Purchaser shall pay the Shareholders an aggregate of $1,100,000, less the Indemnity Holdback Amount by wire transfer of immediately available funds to accounts that the Shareholders designate prior to the Closing Date.

(b) On the Closing Date, Purchaser shall issue and deliver to the Shareholders 475,000 unregistered shares of Purchaser Common Stock (the “Initial Shares”).

(c) On the Closing Date, Purchaser shall deposit the Indemnity Holdback Amount in the Holdback Account.

(d) The Earnout Payments, if any, shall be paid and delivered to the Shareholders in accordance with Section 1.5 of this Agreement.

All amounts set forth herein are stated in U.S. dollars.

Section 1.8. Lock-Up Agreement. During the applicable Restricted Period, the Shareholders shall not sell, pledge, hedge or otherwise dispose of any direct or indirect economic interest in any of the Purchaser Common Stock (including by entering into any covered or uncovered short transaction). “Restricted Period” means (a) with respect to the Initial Shares, the period ending 180 days after the Closing Date and (b) with respect to any shares of Purchaser Common Stock issued as Earnout Payments, the period ending 180 days after the applicable Payment Date

Section 1.9. Restrictions on Purchaser Common Stock; Resale Registration.

(a) Each of the Shareholders acknowledges that the shares of Purchaser Common Stock issued to such Shareholders hereunder, including the shares issued as Earnout Payments, if any, will be restricted securities which may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement of Purchaser filed under the Securities Act of 1933, as amended (the “Securities Act”), or in accordance with an opinion of counsel in form and substance reasonably satisfactory to Purchaser that an exemption from such registration is available. In addition, to the extent a Shareholder would be a reporting person under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) his shares of Purchaser Common Stock would be subject to the restrictions of Section 16(b) of the Exchange Act. Subject to the terms of this Agreement, Purchaser shall have the right to offset indemnity claims, if any, for breaches of this Agreement against the Purchaser Common Stock issuable to the Shareholders as Earnout Payments, if any.

(b) The certificates representing the Purchaser Common Stock issued to the Shareholders hereunder shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.

The stock certificates evidencing the Purchaser Common Stock may also bear any legends required by applicable state blue sky Laws.

(c) Purchaser shall use its reasonable best efforts to file a resale registration statement under the Securities Act on or before 180 days after the Closing Date (or, if at such time Purchaser has on file with the Securities and Exchange Commission an effective shelf registration statement pursuant to which Purchaser may register such shares of Purchaser Common Stock for resale by the Shareholders by means of filing a prospectus supplement or amendment thereto, file such prospectus supplement or amendment) and take such other commercially reasonable actions as are required to permit such Purchaser Common Stock to be resold pursuant to such registration statement for a period of at least one year thereafter; provided, however, that notwithstanding the foregoing, Purchaser shall not have an obligation to file any such resale registration statement (or prospectus supplement or amendment, if applicable, thereto) if Purchaser is at such time not eligible to register shares of Purchaser Common Stock for resale on Form S-3 (or any successor form). In the event that Purchaser shall not register such shares of Purchaser Common Stock for resale in accordance with the provisions of this Section, then Purchaser shall take reasonable action to facilitate the sale of any such Purchaser Common Stock under Rule 144 of the Securities Act. All expenses of filing such prospectus supplement or amendment will be borne by Purchaser but Purchaser will not be responsible for any expenses of the Shareholders (including without limitation for any underwriting commissions or discounts or any legal or other advisory expenses of the Shareholders).

(d) Purchaser may, at its option, but without any obligation to do so, include in any non-underwritten registration of shares of Purchaser Common Stock any or all such shares issued or to be issued for the account of the Shareholders hereunder. The inclusion of any shares of Purchaser Common Stock issued to the Shareholders hereunder that are subject to the restrictions set forth in Section 1.6 in a registration statement filed by Purchaser, or a prospectus supplement or amendment thereto, shall not affect the operation of Section 1.6 except as otherwise agreed by Purchaser in its sole discretion.

(e) Purchaser will indemnify and hold harmless, to the fullest extent permitted by Law, the Shareholders from and against all damages, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in a registration statement pursuant to which any of the shares of Purchaser Common Stock issued to the Shareholders hereunder are registered for resale (each a “Resale Registration Statement”), any prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent the same are based upon information with respect to the Shareholders furnished in writing to Purchaser by a Shareholder expressly for use therein; provided, however, that Purchaser will not be liable to the Shareholders to the extent that any such damages arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (A)(i) a Shareholder failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by the Shareholder of shares of Purchaser Common Stock to the person asserting the claim from which such damages arise and (ii) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission or (B) such untrue statement or alleged untrue statement or such omission or alleged omission is corrected in an amendment or supplement to the prospectus previously furnished by or on behalf of Purchaser with copies of the prospectus as so amended or supplemented delivered by Purchaser, and a Shareholder thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of shares of Purchaser Common Stock to the person asserting the claim from which such damages arise; provided, further, however, that the indemnity agreement contained in this Section 1.9(e) will not apply to amounts paid in settlement of any such damages if such settlement is effected without the consent of Purchaser (which consent will not be unreasonably withheld).

(f) The Shareholders will, jointly and severally, indemnify and hold harmless, to the fullest extent permitted by Law, Purchaser and its Affiliates (including, from and after the Closing, the LC Subsidiary), the officers, directors and agents, affiliates, advisors, brokers and employees of each of them, each underwriter of securities covered by a Resale Registration Statement, each person who controls any such Person (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, agents, affiliates, advisors, brokers and employees of any such underwriter or controlling person, from and against all damages, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent the same are contained in information with respect to the Shareholders furnished in writing to Purchaser by the Shareholders expressly for use therein; provided, however, that the indemnity agreement contained in this Section 1.9(f) will not apply to amounts paid in settlement of any such damages if such settlement is effected without the consent of the Representative (which consent will not be unreasonably withheld).

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDERS

Each Shareholder represents and warrants to Purchaser that the following statements are correct and complete as of the date hereof and as of the Closing Date:

Section 2.1. Authorization of Transactions. Such Shareholder has full power and authority to execute and deliver this Agreement, and the other Transaction Documents to which such Shareholder is a party, and to perform such Shareholder’s obligations hereunder and thereunder. This Agreement and each other Transaction Document constitutes the valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms and conditions.

Section 2.2. Conflicts; Consents of Third Parties. The execution and delivery by such Shareholder of this Agreement, and the other Transaction Documents to which such Shareholder is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by such Shareholder with the provisions hereof or thereof will not (i) conflict with, violate, result in the breach or termination of, or constitute a default under any Contract to which such Shareholder is a party or by which such Shareholder or such Shareholder’s properties or assets is bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination or default; (ii) violate any Law or any Order by which such Shareholder is bound; or (iii) result in the creation of any Lien upon the properties or assets of such Shareholder. No governmental franchise, easement, permit, right, application, filing, registration, license or other authorization (each a “Permit”), Order, waiver, declaration or filing with, or notification to any Person, including without limitation any Governmental Body, is required on the part of such Shareholder in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which such Shareholders is a party, or the compliance by such Shareholder with any of the provisions hereof or thereof.

Section 2.3. Broker’s Fees. Such Shareholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company or Purchaser could become liable or obligated. Such Shareholder shall be solely responsible for any obligations described in this Section 2.3 and will indemnify and hold the Purchaser Indemnitees (as defined below) harmless from and against any Losses (as defined below) resulting from or arising out of any such obligations or matters.

Section 2.4. Company Shares. Such Shareholder holds of record and owns beneficially the number of Company Shares set forth next to such Shareholder’s name on Schedule I free and clear of any Lien. Such Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Shareholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Such Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

Section 2.5. Investment Intent; Accredited Investor Status. Each Shareholder has had the opportunity to discuss the transactions contemplated hereby with Purchaser and has had the opportunity to obtain such information pertaining to Purchaser as has been requested, including but not limited to filings made by Purchaser with the Securities and Exchange Commission (“SEC”) under the Exchange Act. Each Shareholder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and has such knowledge and experience in business or financial matters that he is capable of evaluating the merits and risks of an investment in the Purchaser Common Stock. Each Shareholder hereby represents that (i) he is acquiring the Purchaser Common Stock for his own account for purposes of investment and he has no present intention to distribute such Purchaser Common Stock, and (ii) he can bear the economic risk of losing his investment in the Purchaser Common Stock and has adequate means for providing for his current financial needs and contingencies. Each Shareholder hereby represents that he has the financial acumen and sophistication to make an informed investment decision with respect to the shares of Purchaser Common Stock to be issued hereunder, understands that the Shares are restricted and not freely tradable, and has had the opportunity to inquire to Purchaser and ask all relevant questions regarding the Purchaser, its operations and financial condition and has received answers to any and all of such questions. Each Shareholder represents and warrants that he has reviewed the Purchaser’s public filings with the Securities and Exchange Commission, including the risk factors set forth therein. Each Shareholder further represents and warrants that he is a resident of the State of Minnesota, and that he understands that Purchaser has relied on the aforesaid representations in entering into this Agreement and issuing and agreeing to issue shares of Purchaser Common Stock to such Shareholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Each Shareholder represents and warrants to the Purchaser, jointly and severally, that, except as set forth in the Disclosure Schedule attached hereto (the “Disclosure Schedule”), the following statements are correct and complete as of the date hereof and as of the Closing Date. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply. Without limiting the generality of the foregoing, the disclosure of the existence of a contract or other item on the Disclosure Schedule shall not, without more, constitute the disclosure of any particular provisions of such contract or the actual or potential consequences thereof, and the Disclosure Schedule shall identify the exception with reasonable particularity and describe the relevant facts in reasonable detail. The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

Section 3.1. Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a Company Material Adverse Effect. Section 3.1 of the Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction in which the Company is qualified or authorized to do business as a foreign corporation.

Section 3.2. Authorization and Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and has the requisite power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of each of the Transaction Documents to which it is a party has been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective.

Section 3.3. Capitalization; No Subsidiaries. The authorized capital stock of the Company consists solely of 1,248,440 shares of common stock, no par value per share, of which 1,248,440 shares are issued and outstanding and no shares are held in treasury. All outstanding shares of the Company’s common stock have been duly and validly authorized and issued, are fully paid and nonassessable, and all such shares are held of record and owned beneficially by the Shareholders in the amounts set forth on Schedule I. No shares of the Company’s common stock have been issued in violation of any preemptive rights. The Company has no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such capital stock. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. The Company does not own, directly or indirectly, any interest in any corporation, partnership, joint venture or other Person.

Section 3.4. Company Records.

(a) The minute book of the Company made available to the Purchaser contains (i) all existing records of meetings and other corporate action of the shareholders and Board of Directors (including committees thereof) of the Company and (ii) complete and accurate records of all meetings and all other action of the shareholders and Board of Directors (including committees thereof) of the Company since inception. The certificate books and transfer ledgers of the Company provided to Purchaser are true, correct and complete.

(b) The Books and Records and accounts of the Company accurately and fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Company. The Company has not engaged in any transaction with respect to its business, maintained any bank account for its business or used any of its funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books, records and accounts of the Company. The Shareholders have no knowledge that any fraud, whether or not material, has occurred that involves or involved management or other employees of the Company or the LT Predecessor.

Section 3.5. Conflicts; Consents of Third Parties. The execution and delivery by the Company of this Agreement, the execution and delivery by the Company of the other Transaction Documents to which the Company is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by the Company with the provisions hereof or thereof will not (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws or comparable organizational documents (collectively, “Organizational Documents”) of the Company; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any Contract to which the Company is a party or by which the Company or its properties or assets is bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination or default; (iii) violate any Law or any Order by which the Company is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Company. No Permit, Order, waiver, declaration or filing with, or notification to any Person, including without limitation any Governmental Body, is required on the part of the Company in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is a party, the compliance by the Company with any of the provisions hereof or thereof, or the consummation by the Company or the Shareholders of the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.6. Financial Statements. Included in Section 3.6 of the Disclosure Schedule are (i) the balance sheets of the LT Predecessor as at December 31, 2005, 2006 and 2007 and the related statements of income of the LT Predecessor for the years then ended and (ii) the interim balance sheet of the Company as at March 31, 2008 and the related statement of income of the Company for the three-month period then ended (such annual and interim statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). The Financial Statements have been prepared from the books and records of the LT Predecessor and the Company, as applicable, and fairly present in all material respects the financial position and results of operations and shareholders’ equity of the Company and the LT Predecessor, as applicable, as at the dates and for the periods reflected thereon in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for the failure of the interim Financial Statements to include the footnotes required by GAAP.

Section 3.7. No Undisclosed Liabilities. The Company does not have any Liabilities except (a) to the extent specifically reflected and accrued for or specifically reserved against in the March 31, 2008 balance sheet attached hereto and (b) for Liabilities incurred subsequent to March 31 2008 in the ordinary course of business consistent with past custom and practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and which in the aggregate are not material to the Company.

Section 3.8. Absence of Certain Developments. Except as set forth in Section 3.8 of the Disclosure Schedule, since January 10, 2008:

(a) there has not been any Company Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Company Material Adverse Change;

(b) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $5,000 for any single loss or in the aggregate for any related losses;

(c) the Company has not made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or promised to pay, orally or in writing, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any member, shareholder, manager, director, officer, employee, distributor or agent of the Company or the LT Predecessor, other than increases in the ordinary course of business consistent with past practice in the base salaries of employees of the Company other than officers or senior managers;

(d) the Company has not entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement);

(e) there has not been any change by the Company in accounting or Tax reporting principles, methods or policies or any settlement of any Tax controversy;

(f) the Company has not conducted its business other than in the ordinary course consistent with past practice;

(g) the Company has not entered into any material transaction or Contract;

(h) the Company has not hired employees or engaged independent contractors to provide services for clients of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with, and at a level consistent with, past practice;

(i) the Company nor any of its Subsidiaries has breached any Contract or amended any Contract;

(j) the Company nor any of its Subsidiaries has failed to promptly pay and discharge current Liabilities except where disputed in good faith in an appropriate manner;

(k) the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Affiliate of Company or the LT Predecessor;

(l) the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(m) the Company has not discharged or satisfied any Lien, or paid any obligation or Liability, except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to the Company;

(n) the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to Company;

(o) the Company has not made or committed to make any capital expenditures or capital additions or improvements in excess of $5,000 individually or in the aggregate, except as set forth in Section 3.8(o) of the Disclosure Schedule, or otherwise in the ordinary course of business consistent with past practices;

(p) the Company has not entered into any prepaid services transactions with any of its customers or otherwise accelerated revenue recognition or the sales of its services for periods prior to the Closing;

(q) the Company has not amended any of its Organizational Documents;

(r) the Company has not issued any equity securities or any security exercisable or exchangeable for or convertible into equity securities of the Company; and

(s) the Company has not entered into any agreements to do or perform in the future any actions referred to in this Section 3.8 which have not been consummated as of the date hereof.

Section 3.9. Taxes.

(a) Except as set forth on Section 3.9(a) of the Disclosure Schedule, each of the Company and the LT Predecessor has timely filed with the appropriate taxing authorities all Tax Returns that it has been required to file. All such Tax Returns are true, correct and complete in all respects. All Taxes owed by the Company and/or the LT Predecessor (whether or not shown on any Tax Return) have been paid. Adequate reserves have been established on the Financial Statements to provide for the payment of any Taxes which are not yet due and payable with respect to the Company and/or the LT Predecessor, as applicable, for taxable periods or portions thereof ending on or before March 31, 2008. Neither the Company nor the LT Predecessor is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or the LT Predecessor does not file Tax Returns that the Company or the LT Predecessor is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or the LT Predecessor that have arisen in connection with any failure (or alleged failure) to pay any Tax.

(b) Each of the Company and the LT Predecessor has withheld and paid to the appropriate taxing authority or other Governmental Body all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Neither the Company nor the LT Predecessor has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax.

(d) To the extent that the Company has or will incur Taxes with respect to periods or portions thereof ending on or prior to the Closing Date, the Company shall pay all such Taxes on or prior to the Closing Date in compliance with all applicable laws and regulations, or if such Taxes are not yet due and payable on such date, the amount of such Taxes shall be accrued on the Closing Date Balance Sheet.

(e) None of the properties or assets of the Company is property which, for Tax purposes, is required to be treated as owned by another Person. The Company is not an obligor on, and none of its assets have been financed directly or indirectly by, any tax-exempt bonds. No property or assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Body against the Company or the LT Predecessor. Except as set forth on Section 3.9(f) of the Disclosure Schedule, there has not been, within the past five calendar years, an audit, examination or written notice of potential examination of any Tax Returns filed by the Company or the LT Predecessor.

(g) There is no action, suit, examination, investigation, Governmental Body proceeding, or audit or claim for refund in progress, pending, proposed or threatened against or with respect to the Company or the LT Predecessor regarding Taxes.

(h) Neither the Company nor the LT Predecessor has ever agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code or any corresponding provision of state, local or foreign law by reason of any change in accounting method initiated by it or on its behalf; no taxing authority has proposed any such adjustment or change in accounting method; and neither the Company nor the LT Predecessor has any application pending with any taxing authority requesting permission for any change in accounting method. The Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing or (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing.

(i) Neither the Company nor the LT Predecessor has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, and is not a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. The Company does not have any liability for Taxes of any Person including, without limitation, the LT Predecessor, under Treasury Regulations Section 1.1502-6 or similar state or local laws, or otherwise, as a successor or transferee, by contract or otherwise.

(j) The Company is not a party to or bound by any Tax allocation or Tax sharing agreement and has no contractual obligation to indemnify any other Person with respect to Taxes.

(k) The Company is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) True, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company and the LT Predecessor for taxable periods ending on or after December 31, 2003 have been furnished to Purchaser.

(m) The Company has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4.

(n) The Company has not taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

(o) The Company is not required to include any item of income for any taxable period ending after the Closing as a result of an installment sale, open transaction or prepaid amount received on or prior to Closing Date.

(p) The Company has not distributed stock or had its stock distributed in a transaction that could be governed in whole or part by Section 355 or 361 of the Code.

(q) The Company is not subject to Tax, nor does it have a permanent establishment, in any foreign jurisdiction.

(r) The Company does not have any pending ruling requests filed by it or on its behalf with any taxing authority or Governmental Body.

(s) The Company has not ever been a personal holding company within the meaning of Section 542 of the Code.

Section 3.10. Real Property.

(a) The Company does not own in fee any real property or interest in real property. Section 3.10 of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company (individually, a “Real Property Lease” and the real properties specified in such leases being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee. The Company Property constitutes all interests in real property currently used or currently held for use in connection with the Business or which are necessary for the continued operation of the Business as the Business is currently conducted and proposed to be conducted. The Company has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity

(regardless of whether enforcement is sought in a proceeding at law or in equity). The Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases, and the Company, and to the Shareholder’s Knowledge, each other party thereto, is in compliance with all obligations of such party thereunder. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Company are in good operating condition and repair (subject to normal wear and tear). The Company has delivered to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b) The Company has all certificates of occupancy and Permits of any Governmental Body necessary or, except as set forth in Section 3.10(b) of the Disclosure Schedule, useful for the current use and operation of each Company Property, and the Company has fully complied with all conditions of the Permits applicable to each Company Property. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

Section 3.11. Tangible Personal Property; Title; Sufficiency of Assets.

(a) Section 3.11 of the Disclosure Schedule lists all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $5,000 relating to personal property used by the Company, or to which the Company is a party or by which the properties of the Company are bound. The Company has delivered to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b) The Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Company or, to the Knowledge of the Shareholders, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. The Company and, to the Knowledge of the Shareholders, each other party thereto, is in compliance with all obligations of the Company or such other party, as the case may be, under each Personal Property Lease.

(c) The Company has exclusive, good and marketable title to all of its assets as of the date hereof (which include, without limitation, all of the assets reflected in the March 31, 2008 balance sheet attached hereto), free and clear of any and all Liens other than the Permitted Encumbrances. All tangible personal property included in such assets, and all of the items of tangible personal property used by the Company under the Personal Property Leases, are in working order and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used. The assets of the Company include all assets, rights and interests reasonably required for the continued conduct of the Business by the Company as now being conducted and proposed to be conducted.

Section 3.12. Intellectual Property.

(a) The Company owns, free and clear from all Liens (other than Permitted Encumbrances) or otherwise possess legally enforceable rights to use all of the Intellectual Property reasonably necessary to conduct the Business as currently conducted or proposed to be conducted. The Intellectual Property owned by the Company (“Owned Intellectual Property”) and the Intellectual Property licensed to the Company comprise all of the Intellectual Property that is or has at any time been used in or is reasonably necessary to conduct the Business as currently conducted or proposed to be conducted.

(b) Section 3.12(b)(i) of the Disclosure Schedule sets forth a true, complete and correct list of all Owned Intellectual Property for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks and copyrights, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body. Section 3.12(b)(ii) of the Disclosure Schedule sets forth a complete and correct list of all trademarks, service marks and other trade designations that are Owned Intellectual Property and not otherwise identified in Section 3.12(b)(i) of the Disclosure Schedule. Section 3.12(b)(iii) of the Disclosure Schedule also sets forth a complete and correct list of all written or oral licenses and arrangements (other than ordinary course licenses of commercially available software), (A) pursuant to which the use by any Person of Intellectual Property is permitted by the Company or (B) pursuant to which the use by the Company of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”). The Intellectual Property Licenses are in full force and effect.

(c) The continued operation of the Business as presently conducted or reasonably expected to be conducted does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.

(d) There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Shareholders, threatened, that challenges the rights of the Company in respect of any Owned Intellectual Property, or claims that any default exists under any Intellectual Property License.

(e) All of the copyrights in any of the products of the Company (including but not limited to any works of authorship incorporated in or distributed with such products) are owned by or licensed to the Company and, if licensed, are subject to Intellectual Property Licenses that are in full force and effect.

(f) All Employees of the Company and all other Persons involved in the development of Owned Intellectual Property, including computer programs and software (including source code, object code and databases), have entered into confidentiality agreements substantially in the form included in Section 3.12 of the Disclosure Schedule.

(g) The Company has not created any Intellectual Property under contract with U.S. government customers.

Section 3.13. Contracts. (a) Section 3.13 of the Disclosure Schedule sets forth all of the Contracts to which the Company is a party or by which the Company is bound and categorizes such Contracts by the types described below: (i) Contracts relating to the employment of any Person, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, retention, severance, change of control or other employee benefit plan or arrangement; (ii) Contracts other than those described in clause (i) with any current or former member, manager, shareholder, officer, director or employee of the Company, the LT Predecessor, or any Affiliate of the Company, the LT Predecessor, or any such Person; (iii) Contracts with any employee of the Company or labor union or association representing any employee; (iv) Contracts relating to capital expenditures other than Contracts not exceeding $5,000 individually or in the aggregate; (v) Contracts entered into within the last five years relating to the acquisition or disposition of any equity interests in or, except in the ordinary course of business, assets of any Person; (vi) joint venture or partnership agreements; (vii) Contracts limiting the ability of the Company to engage in any line of business or to compete with any Person or to conduct business in any geographical area or to solicit any Person for employment; (viii) Contracts relating to the confidentiality or limitation on use of any information; (ix) Contracts relating to any indebtedness of the Company (other than accounts payable to trade creditors in the ordinary and usual course of business consistent with past custom and practice), including credit facilities, promissory notes, security agreements, and other credit support arrangements; (x) Contracts relating to any loan (other than accounts receivable from trade debtors in the ordinary and usual course of business consistent with past custom and practice) or advance to (other than ordinary course travel allowances to the employees of the Company), or investments in, any Person; (xi) Contracts relating to any guarantee or other contingent Liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary and usual course of business consistent with past custom and practice); (xii) all current customer Contracts; (xiii) any license agreement relating in whole or in part to Intellectual Property (other than standard “off-the-shelf” or “shrink-wrap” license agreements); (xiv) any Contract which involves aggregate payments of $5,000 or more or which is not cancelable without penalty within 120 days, (xv) any Contracts not described above outside the ordinary and usual course of business consistent with past custom and practice; and (xvi) all other Contracts. There are no outstanding powers of attorney executed on behalf of the Company.

(b) Correct and complete copies of the items required to be set forth in Section 3.13 of the Disclosure Schedule have previously been furnished to Purchaser. All of the Company’s Contracts (including all Real Property Leases) shall, following the Closing, remain enforceable by the Company and binding on the other parties thereto, without the Consent of any third party. The Company is not in default, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default, under any Contract or any other obligation owed by the Company, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any other party to any such Contract. Each of the Contracts disclosed in Section 3.13 of the Disclosure Schedule is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any claims, charges, setoffs or defenses.

Section 3.14. Employee Benefits.

(a) Section 3.14 of the Disclosure Schedule sets forth a complete and correct list of (i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement

Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit agreements, arrangements, programs or payroll practices (including without limitation severance pay, other termination benefits or compensation, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) that are currently in effect or were maintained, sponsored or contributed to by the Company or the LT Predecessor within the last six years to which the Company contributes or is obligated to contribute thereunder with respect to employees of the Company, or that has been approved before the date hereof but is not yet effective (“Employee Benefit Plans”) and (ii) all “employee pension plans,” as defined in Section 3(2) of ERISA, maintained by the Company the LT Predecessor or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer under Section 414(b), (c), (m) or (o) of the (“ERISA Affiliate”) or to which the Company or the LT Predecessor or any ERISA Affiliate contributed or is obligated to contribute thereunder (“Pension Plans”) within the last six years. Section 3.14 of the Disclosure Schedule identifies, in separate categories, Employee Benefit Plans or Pension Plans that are (i) subject to Section 4063 and 4064 of ERISA (“Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plans”) or (iii) “benefit plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee’s or his beneficiary’s sole expense).

(b) Neither the Company nor the LT Predecessor nor any ERISA Affiliate maintains, sponsors, or contributes, or has, within the past six years, maintained, sponsored or had any obligation to contribute to, for the benefit of current or former employees a defined benefit plan subject to Title IV of ERISA, (ii) any Multiemployer Plan or (iii) any Multiple Employer Plan.

(c) Each of the Employee Benefit Plans and Pension Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualifies and has received a determination letter from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur with respect to the operation of any such plan which caused or would cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(d) All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or Pension Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans.

(e) There has been no violation of or failure to comply with ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or Pension Plans with the DOL, the IRS, the PBGC or any other Governmental Body or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or Pension Plans.

(f) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans, have been delivered to Purchaser: (A) any plans and related trust documents (all amendments thereto), investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements and employee handbooks, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three years, (D) the most recent IRS determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and Pension Plans.

(g) There are no pending Legal Proceedings which have been asserted or instituted or, to the Knowledge of the Shareholders, threatened against any of the Employee Benefit Plans or Pension Plans, the assets of any such plans or of any related trust or the Company or the LT Predecessor, the plan administrator or any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding. No Employee Benefit Plan or Pension Plan is under audit or investigation by the IRS, DOL, or any other Government Body and no such completed audit, if any, has resulted in the imposition of Tax, interest, or penalty.

(h) Each of the Employee Benefit Plans and Pension Plans complies with and has been maintained in accordance with its terms and all provisions of applicable Law, including ERISA and the Code, and all reporting and disclosure requirements have been satisfied on a timely basis.

(i) The Company, the LT Predecessor and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code and each plan sponsor or administrator has complied with the COBRA reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state laws, and has not incurred any direct or indirect liability, and is not subject to any loss, assessment or excise tax, penalty, loss of federal income tax deduction or other sanction arising on account of or in respect of any direct or indirect failure at any time to comply with any such federal or state benefit continuation coverage requirements.

(j) Neither the Company nor the LT Predecessor nor a “party in interest” or “disqualified person” with respect to the Employee Benefit Plans or Pension Plans has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA which has subjected or could subject the Company, any ERISA Affiliates, Purchaser, or any trustee, administrator or other fiduciary to a tax penalty on prohibited transaction or any other liabilities with respect thereto.

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(l) No security issued by the Company forms or has formed any part of the assets of any Employee Benefit Plan or Pension Plan.

(m) The consummation of the transactions contemplated by this Agreement will not give rise to any liability for termination of any agreements related to any Employee Benefit Plan or Pension Plan.

(n) No amounts payable under any Employee Benefit Plan and Pension Plan or any other agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(o) Each Employee Benefit Plan or Pension Plan that purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129, and 132 of the Code satisfies the requirements of said Section(s).

(p) Each Employee Benefit Plan or any other agreement that purports to defer income complies with Section 409A of the Code.

(q) Each Employee Benefit Plan, or Pension Plan, its related trust and insurance agreement may be unilaterally amended or terminated on no more than 90 days notice.

Section 3.15. Labor.

(a) Neither the Company nor the LT Predecessor is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or the LT Predecessor.

(b) No employees of the Company or the LT Predecessor are represented by any labor organization. No labor organization or group of employees of the Company or the LT Predecessor has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Shareholders, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the Knowledge of the Shareholders, threatened by any labor organization or group of employees of the Company.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the Knowledge of the Shareholders, threatened against or involving the Company or the LT Predecessor. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Shareholders, threatened by or on behalf of any employee or group of employees of the Company or the LT Predecessor.

(d) There are no complaints, charges or claims against the Company or the LT Predecessor pending or, to the Knowledge of the Shareholders, threatened which could be brought or filed, with any public or Governmental Body based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company or the LT Predecessor, of any individual.

(e) Each of the Company and the LT Predecessor is in compliance with all Laws and Orders relating to the employment of labor, including all such Laws and orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state, local or foreign “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, worker’s compensation, payment of overtime wages and the collection and payment of withholding and/or social security taxes and any similar tax.

(f) To the Knowledge of the Shareholders, no executive, key employee, or group of employees currently has any plans to terminate employment with the Company independently of or as a result of this Agreement.

Section 3.16. Litigation. Except as set forth in Section 3.16 of the Disclosure Schedule, there is no suit, action, proceeding, investigation, complaint or claim pending or, to the Knowledge of the Shareholders, threatened against the Company or the LT Predecessor (or pending or threatened against any of the officers, directors or key employees of the Company or the LT Predecessor in relation to the Company or the LT Predecessor, as applicable, or the business of either) before any court or other Governmental Body or any arbitral tribunal, nor is there any basis for any such suit, action, proceeding, investigation, complaint or claim. Neither the Company nor the LT Predecessor has received any written opinion or memorandum or legal advice from legal counsel retained by the Company or the LT Predecessor to the effect that it is exposed, from a legal standpoint, to any Liability. Neither the Company the LT Predecessor is engaged in any legal action to recover monies due it or for damages sustained by it. Section 3.16 of the Disclosure Schedule sets forth a list of all closed litigation matters to which the Company or the LT Predecessor was a party during the five (5) years preceding the date hereof, the date such litigation was commenced or concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment). Neither the Company nor the LT Predecessor is subject to any Order of any Governmental Body.

Section 3.17. Compliance with Laws; Permits. The Company and the LT Predecessor are, and have at all times been, in compliance with all Laws applicable to them or the operation, use, occupancy or ownership of their assets or properties or the conduct of the Business, and neither the Company nor the LT Predecessor has received notice (written or oral) from any Governmental Body of, and has no Knowledge of, any failure to so comply. The Company holds all Permits necessary under Law for the conduct of the Company’s Business as currently conducted or proposed to be conducted, and the operations of the Company are not being conducted in violation of any Permit held by the Company. There is no investigation by a Governmental Body pending against or, to the Knowledge of the Shareholders, threatened against the Company or the LT Predecessor.

Section 3.18. Environmental Matters.

(a) The operations of the Company are in compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise (“Environmental Permits”).

(b) The operations of the LT Predecessor were in compliance with all applicable Environmental Laws and all Environmental Permits.

(c) Neither the Company nor the LT Predecessor has received any written communication alleging either that the Company or the LT Predecessor may be in violation of any Environmental Law or Environmental Permit or that the Company or the LT Predecessor may have any liability under any Environmental Law.

(d) Neither the Company nor the LT Predecessor has incurred, assumed or undertaken any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and there are no facts, circumstances or conditions relating to, arising out of or attributable to the Company or the LT Predecessor that could give rise to liability under Environmental Laws.

Section 3.19. Insurance. Section 3.19 of the Disclosure Schedule includes a correct and complete list and description, including policy number, coverage and deductible, of all insurance policies owned by the Company, correct and complete copies of which policies have previously been delivered to Purchaser. Such policies are in full force and effect, all premiums due thereon have been paid and the Company is not in default thereunder. The Company has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor is there any basis for any such action. All such insurance policies contain coverage that is reasonably adequate and prudent in light of the risks inherent in the Business. Section 3.19 of the Disclosure Schedule also contains a list of all pending claims and any claims in the past two (2) years with any insurance company by the Company or the LT Predecessor and any instances within the previous two (2) years of a denial of coverage of the Company or the LT Predecessor by any insurance company.

Section 3.20. Receivables; Payables; Indebtedness at Closing.

(a) The accounts receivable of the Company reflected in the Balance Sheet and/or the Closing Date Balance Sheet have arisen in bona fide arm’s-length transactions in the ordinary and usual course of business consistent with past custom and practice, and all such receivables are valid and binding obligations of the account debtors without any counterclaims, setoffs or other defenses thereto and are collectible in the ordinary and usual course of business consistent with past custom and practice. All work-in-process or accrued billing reflected in the Balance Sheet and/or the Closing Date Balance Sheet has been performed pursuant to a written customer order or contract therefor and shall become accounts receivable in due course, which shall be collectible for the full amount in the ordinary and usual course of business consistent with past custom and practice at the full recorded amount thereof.

(b) All accounts payable of the Company reflected on the Balance Sheet and/or the Closing Date Balance Sheet are the result of bona fide transactions in the ordinary course of business and have been fully paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner.

(c) Except as set forth on the closing Date Balance Sheet, at Closing, the Company shall have no Indebtedness outstanding other than trade payables not yet delinquent incurred in the ordinary course of business.

Section 3.21. Related Party Transactions. Except as described in Section 3.21 of the Disclosure Schedule, the Company has not loaned or borrowed any amounts from and does not have outstanding any indebtedness or other similar obligations to or owing from any Affiliate of the Company. Neither the Company nor any Affiliate of the Company nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the business of the Company, or (C) a participant in any transaction to which the Company is a party or (ii) is a party to any Contract with the Company. The Company does not have any Contract or understanding with any officer, director, employee, manager, member or shareholder of the Company or the LT Predecessor, or any Affiliate of any such Person that relates, directly or indirectly, to the subject matter of any Transaction Document or the consideration payable thereunder or that contains any terms, provisions or conditions relating to the Company’s entry into or performance of any Transaction Document.

Section 3.22. Customers; Projects. Section 3.22 of the Disclosure Schedule is a complete and correct list of all clients and customers of the Company as of March 31, 2008. Except as set forth on Section 3.22 of the Disclosure Schedule, no client or customer has cancelled or otherwise terminated reduced, or threatened to cancel or terminate or reduce, its relationship with the Company. Section 3.22 of the Disclosure Schedule includes a complete and accurate list of all projects or engagements (collectively, “Projects”) for which the Company is currently engaged or proposed to be engaged. All current Projects (i) are bona fide business relationships or projects that the Company is currently working on, and (ii) are proceeding according to plan and budget and are expected to be completed in a timely manner, for the full benefit thereof and without loss to the Company or Purchaser.

Section 3.23. No Misrepresentation. No representation or warranty of the Company or any Shareholder contained in this Agreement or any other Transaction Document or in any Schedule hereto or thereto or in any certificate or other instrument furnished to Purchaser pursuant to the terms hereof or thereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 3.24. Financial Advisors. The Company nor any of its Shareholders has Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. The Shareholders shall be solely responsible for any obligations described in this Section 3.24 and will jointly and severally indemnify and hold the Purchaser Indemnitees harmless from and against any Losses resulting from or arising out of or any such obligations or matters.1

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Shareholders that the following statements are correct and complete as of the date hereof.

Section 4.1. Organization. The Purchaser is a business entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted.

Section 4.2. Authorization of Transaction. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by of this Agreement and each Transaction Document, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and each Transaction Document will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms.

Section 4.3. Noncontravention. Neither the execution and the delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Purchaser will (i) violate any Law or any Order by which Purchaser is bound or any provision of its Organizational Documents or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Purchaser is a party or by which Purchaser is bound or to which any of its assets is subject. No Order, Permit or waiver, or declaration or filing with any Governmental Body is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party, or the compliance by Purchaser with any of the provisions hereof or thereof.

Section 4.4. Brokers’ Fees. Purchaser does not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Purchaser will be solely responsible for any obligations described in this Section 4.4 and will indemnify and hold the Shareholders harmless from and against any Losses resulting from or arising out of or any such obligations or matters.

Section 4.5. Litigation. There are no material Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or to which Purchaser is otherwise a party relating to this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby.

Section 4.6. Investment Intent. Purchaser is acquiring the Company Shares for its own account for investment purposes, and not with a view to the distribution of any capital stock thereof.

Section 4.7. Purchaser Common Stock. The shares of Purchaser Common Stock will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

Section 4.8. SEC Filings; Financial Statements.

(a) Purchaser has filed all forms, reports, schedules, statements and other documents required to be filed by it during the 12 months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, the “Purchaser SEC Reports”) with the SEC. The Purchaser SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Purchaser SEC Report that was superseded by subsequent Purchaser SEC Reports.

(b) The audited financial statements and unaudited interim financial statements of Purchaser included or incorporated by reference in the Purchaser SEC Reports have been prepared in accordance with GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly the financial position, results of operations and cash flows of Purchaser at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year end adjustments (which will not be material individually or in the aggregate)).

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1. Conditions Precedent to Obligations of Purchaser at the Closing. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) all representations and warranties of the Company and/or any of the Shareholders contained herein shall be true and correct on and as of the Closing Date, except to the extent expressly made as of an earlier date;

(b) the Company and each Shareholder shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company or such Shareholder on or prior to the Closing Date;

(c) there shall not have been or occurred any Company Material Adverse Change;

(d) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Company, any Shareholder, or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby;

(e) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f) the Employment Agreements shall be in full force and effect and none of the employees party thereto shall have become employed by any Person other than the Company or indicated that he does not intend to continue employment with the Company following the Closing;

(g) (i) to the extent applicable, the waiting period under the HSR Act shall have expired or early termination shall have been granted and the Company shall have obtained or made any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (ii) the Company shall have obtained all consents, waivers and approvals required for the consummation of the transactions herein in a form reasonably satisfactory to Purchaser;

(h) Each Shareholder shall have delivered to Purchaser the following:

(i) a certificate(s) representing all issued and outstanding Company Shares owned by such Shareholder endorsed in blank or with stock powers duly executed to transfer all such Company Shares to Purchaser;

(ii) a copy of IRS Form W-9 duly and properly executed by such Shareholder;

(iii) an affidavit described in Section 1445(b)(2) of the Code from such Shareholder in form and substance reasonably satisfactory to Purchaser; and

(iv) such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.

(i) In addition, Purchaser shall have received the following items:

(i) a certificate executed by each Shareholder dated the Closing Date to the effect that each of the conditions specified in Section 5.1(a) through (e) are satisfied in all respects

(ii) a legal opinion of counsel to the Company and the Shareholders in the form of Exhibit A hereto;

(iii) copies of board of directors and shareholder resolutions, certified by the Secretary of the Company, as to the authorization of this Agreement and all of the transactions contemplated hereby;

(iv) (A) the certificate of incorporation, as amended through the Closing Date, of the Company, certified as of a recent date by the Secretary of State of the State of Minnesota, (B) good standing certificates for the Company, certified by the Secretary of State of the State of Minnesota, and each state in which the Company is qualified to do business as a foreign corporation, as of a recent date, and (C) a copy of the by-laws (or similar organizational document) of the Company, as in effect on the Closing Date, certified by the Secretary of the Company;

(v) all Consents, if any, with respect to Contracts shall have been obtained, including without limitation such Consents listed on Schedule II, and Purchaser shall have received satisfactory evidence thereof;

(vi) a duly executed assignment of lease and estoppel certificate with respect to each Real Property Lease in form and substance reasonably satisfactory to Purchaser and its counsel;

(vii) letters in form and substance reasonably satisfactory to Purchaser from all holders of indebtedness of the Company that would be reflected on the Closing Date Balance Sheet or that is secured by any of the assets of the Company confirming the full payment and satisfaction of such indebtedness, if any, to be paid at or prior to Closing (by way of application of a portion of the Purchase Price for such purpose or otherwise), and all related Liens shall have been released and appropriate UCC termination statements filed with respect thereto;

(viii) confirmation that any and all indebtedness owing from or to directors, officers, employees or stockholders of the Company has been fully repaid as of the time of the Closing (by way of application of a portion of the Purchase Price for such purpose or otherwise);

(ix) releases from Zdenko Grajcar and Carey Burkett, in form and substance reasonably satisfactory to Purchaser and its counsel;

(x) audited financial statements for the Company, prepared by BDO Seidman, LLP which satisfy the Form 8-K filing requirements of the Exchange Act applicable to the transactions contemplated by this Agreement, and which do not materially differ from the Financial Statements and Balance Sheet; provided, however, that in determining whether such audited financial statements materially differ from the

Financial Statements and the Balance Sheet, neither the lack of footnotes nor any normal year-end adjustments in the Financial Statements and Balance Sheet shall be considered; and

(xi) such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.

(j) all the directors and officers of the Company shall have resigned effective as of the Closing, except Zdenko Grajcar shall not resign as a director and Carey Burkett shall not resign as president of the Company, and individuals designated by Purchaser shall have been elected or appointed as directors and officers of the Company, effective as of the Closing;

Section 5.2. Conditions Precedent to Obligations of the Shareholders at the Closing. The obligations of the Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Representative in whole or in part to the extent permitted by applicable Law):

(a) all representations and warranties of Purchaser contained herein shall be true and correct on and as of the Closing Date;

(b) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c) Purchaser shall have delivered to the Representative a certificate executed by an officer of Purchaser dated the Closing Date, to the effect that each of the conditions specified in Section 5.2(a) and (b) is satisfied in all respects;

(d) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Company, any Shareholder, or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby; and

(e) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

ARTICLE VI

POST-CLOSING COVENANTS

The parties agree as follows with respect to the period following the Closing:

Section 6.1. General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

Section 6.2. Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate reasonably with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor hereunder).

Section 6.3. Confidentiality. From and after the date hereof (unless this Agreement is terminated in accordance with its terms), each Shareholder will, and will cause such Shareholder’s Affiliates to, hold in strict confidence, and will not, and will cause such Shareholder’s Affiliates not to, disclose to any third party or use for any purpose, any and all information with respect to the Company, the Business, the Transaction Documents or the transactions contemplated thereby (collectively, “Confidential Information”). Notwithstanding the foregoing, each Shareholder may, and may permit such Shareholder’s Affiliates to, disclose Confidential Information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of Law (but subject to the following provisions of this Section), (ii) if the same hereafter is in the public domain through no fault of such Shareholder or (iii) if the same is later acquired by such Shareholder from another source that is not under an obligation to another Person to keep such information confidential. If such Shareholder or any of such Shareholder’s Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, such Shareholder shall provide Purchaser with prompt written notice of any such request or requirement so that Purchaser may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. If, in the absence of a protective order or other remedy or the receipt of a waiver by Purchaser, such Shareholder or such Affiliate, as the case may be, nonetheless, based on the written advice of outside counsel, is required to disclose Confidential Information to any tribunal or in accordance with applicable Law, such Shareholder or such Affiliate, without liability hereunder, may disclose that portion of such information which such counsel advises such Shareholder or such Affiliate it is legally required to disclose. Each Shareholder acknowledges and agrees that money damages would not be an adequate remedy for any breach of his agreements contained in this Section 6.3 and that in addition to any other remedies available to Purchaser, Purchaser shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Section 6.3.

Section 6.4. Names and Logos. From and after the Closing, neither Shareholder will, and each Shareholder will cause his Affiliates not to, use any names or logos incorporating “Lumificient” or any derivatives thereof in connection with any operations or provision of services. The covenant contained in the preceding sentence shall indefinitely survive the consummation of the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Indemnity Obligations of the Shareholders. Each Shareholder covenants and agrees, jointly and severally, to defend, indemnify and hold harmless Purchaser and its Affiliates (including, following the Closing, the Company) and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, proceedings or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), based on, resulting from, arising out of or relating to:

(i) any misrepresentation or breach of any representation or warranty of the Company or any Shareholder contained in the Transaction Documents; provided that in determining whether any such misrepresentation or breach occurred and in determining the amount of Losses incurred in connection with any such misrepresentation or breach, any dollar amount thresholds, materiality qualifiers and Company Material Adverse Effect qualifier contained in any representation or warranty herein shall be disregarded;

(ii) any failure of the Company or any Shareholder to perform any covenant or agreement made or contained in the Transaction Documents or fulfill any obligation in respect thereof;

(iii) except (A) as specifically set forth on the Closing Date Balance Sheet and (B) obligations of the Company to be paid or performed after the Closing Date under the Contracts disclosed in the Disclosure Schedule (except to the extent such obligations, but for a breach or default by the Company, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default), any Liabilities of the Company or any of its Affiliates of any kind or nature whatsoever caused by, or incurred in connection with, any transaction, status, event, condition, occurrence or situation existing, arising or occurring on or prior to the Closing Date (including, without limitation, any indebtedness or similar obligations owed by the Company and fees and expenses incurred the Company in connection with the transactions contemplated hereby);

(iv) the matters disclosed or required to be disclosed in Section 3.16 of the Disclosure Schedule;

(v) the LT Predecessor and/or its members, managers, officers, directors, employees, agents, advisors and representatives including, without limitation, any noncompliance with bulk sales laws or fraudulent transfer laws, or any other matter with respect to the purchase and sale of the assets of the LT Predecessor by the Company or any Employee Benefit Plan of the LT Predecessor;

(vi) any product or component thereof manufactured or shipped, or any service provided by the Company, in whole or in part, prior to the Closing Date, excluding warranty claims in the ordinary and usual course of the business of the Company consistent with past custom and practice;

(vii) any Taxes payable by the Company or the LT Predecessor to the States of Michigan, Maine, or California relating to or resulting from an event or transaction occurring prior to Closing; or

(viii) any Losses relating to violations by the Company or the LT Predecessor of the Fair Labor Standards Act prior to Closing.

The Shareholders shall not be required to indemnify Purchaser Indemnitees with respect to any claim for indemnification (other than a claim for indemnification based on a breach of the representations and warranties contained in Article II or in Sections 3.1, 3.2, 3.3 or 3.9) resulting from or arising out of matters described in clause (i) above pursuant to this Section 7.1 (and not resulting from or arising out of matters described in clauses (ii) through (vi) above) unless and until the aggregate amount of all such claims against the Shareholders exceeds $25,000 (the “Threshold Amount”), in which case the Shareholders shall be required to indemnify the Purchaser Indemnitees for the full amount of such claims in excess of the Threshold Amount. Claims thereafter may be asserted regardless of amount. The Shareholders’ maximum liability to Purchaser Indemnitees under clause (i) above (and not resulting from or arising out of matters described in clauses (ii) through (vi) above) shall not exceed $1,100,000 at any time. Notwithstanding anything to the contrary contained herein, nothing in this Agreement limits the liability of any Person for fraud or willful misconduct. In addition to any other rights or remedies of the Purchaser Indemnitees, the Purchaser Indemnitees shall have recourse against the Earnout Payments and any amounts contained in the Holdback Account for any Losses described in this Section 7.1.

Section 7.2. Indemnity Obligations of Purchaser. Purchaser covenants and agrees to defend, indemnify and hold harmless the Shareholders from and against any and all Losses based on, resulting from, arising out of or relating to:

(i) any misrepresentation or breach of warranty of Purchaser contained in the Transaction Documents; provided that in determining whether any such misrepresentation or breach occurred and in determining the amount of Losses incurred in connection with any such misrepresentation or breach, any dollar amount thresholds and materiality qualifiers contained in any representation or warranty herein shall be disregarded;

(ii) any failure of Purchaser to perform any covenant or agreement made or contained in the Transaction Documents or fulfill any other obligation in respect thereof; or

Purchaser shall not be required to indemnify the Shareholders with respect to any claim for indemnification (other than a claim for indemnification based on a breach of the representations and warranties contained in Sections 4.1 or 4.2) resulting from or arising out of matters described in clause (i) above pursuant to this Section 7.2 (and not resulting from or arising out of matters described in clause (ii) above) unless and until the aggregate amount of all claims against Purchaser exceeds the Threshold Amount, in which case Purchaser shall be required to indemnify the Shareholders for the full amount of such claims in excess of the Threshold Amount. Claims thereafter may be asserted regardless of amount. Purchaser’s maximum liability (exclusive of liabilities based on claims for indemnification based on a breach of the representations and warranties contained in Sections 4.1 or 4.2) to the Shareholders under clause (i) above (and not resulting from or arising out of matters described in clause (ii) above) shall not exceed $1,100,000 at any time. Notwithstanding anything to the contrary contained herein, nothing in this Agreement limits the liability of any Person for fraud or willful misconduct.

Section 7.3. Indemnification Procedures.

(a) Third Party Claims. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), written notice (the “Required Notice”) shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) as soon as practicable after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party acknowledges that the third party claim is within the scope of the indemnification obligations of the Indemnifying Party, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), (b) the Indemnified Party may participate in such defense at such Indemnified Party’s expense (which shall not be subject to reimbursement hereunder except as provided below), and (c) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such claim or litigation. If the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party does not accept the defense of any matter as above provided within thirty (30) days after receipt of the notice from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand at the sole cost of the Indemnifying Party and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any claim or litigation subject to this Article VII and the records of each shall be reasonably available to the other with respect to such defense.

(b) Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a third party claim, the Indemnified Party will give the Indemnifying Party written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within twenty (20) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such 20-day period, setting forth in reasonable detail the basis of such dispute. Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to resolve such dispute within thirty (30) days of the date such notice of dispute is received. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once (a) the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this Section 7.3, (b) any dispute under this Section 7.3 has been resolved in favor of indemnification by mutual agreement of the Indemnifying Party and the Indemnified Party, or (c) any dispute under this Section 7.3 has been finally resolved in favor of indemnification by order of a court of competent jurisdiction or other tribunal (including an arbitrator contemplated by this agreement) having jurisdiction over such dispute, then the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within twenty (20) days of the date of acknowledgement by the Indemnifying Party or final resolution in favor of indemnification, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

Section 7.4. Expiration of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing until March 31, 2010; provided, however, that (i) the representations and warranties stated in Section 3.9 shall survive the Closing for the period ending on the date that is 30 days after the expiration of the applicable statute of limitations period and (ii) the representations and warranties stated in Article II and in Sections 3.1, 3.2, 3.3, 4.1, 4.2 and 4.4 shall survive indefinitely; provided further that any claim for indemnification hereunder, with respect to a breach of a representation or warranty, which is asserted prior to the end of the survival period of such representation or warranty shall survive until final resolution of such claim.

Section 7.5. Exclusive Remedy. Absent fraud, willful misrepresentation or misconduct, or criminal activity (i) and except as provided under Sections 6.3 and 6.4 and in Article VIII, the indemnifications provided for in this Article VII shall be the sole and exclusive post-Closing remedies available to any party against any other party for any claims under or based upon this Agreement. The Shareholders acknowledge that the representations and warranties contained in the Transaction Documents shall not be deemed waived or otherwise affected by any investigation by or on behalf of Purchaser.

Section 7.6. Set Off. If a Shareholder shall have any Liability to Purchaser or any Purchaser Indemnitee, including any of its Subsidiaries (pursuant to this Article VII, Article VIII or otherwise), Purchaser or such Purchaser Indemnitee, as the case may be, shall be entitled, in addition to any other right or remedy they may have, to exercise rights of set-off against any payments or securities payable or deliverable to the Shareholders in connection with the Transaction Documents or otherwise including, without limitation, pursuant to Section 1.5 of this Agreement.

ARTICLE VIII

CERTAIN TAX MATTERS

Section 8.1. Taxable Periods That Begin Before and End After the Closing Date. For purposes of this Agreement, in the case of any taxable period of the Company that commences prior to and includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 8.2. Tax Returns; Tax Sharing Agreements. (a) The Representative will prepare any income Tax Return of the Company for taxable periods ending on or before the Closing Date. The Representative shall permit Purchaser to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Purchaser. Purchaser will prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Company which are filed after the Closing Date. The Shareholders agree jointly and severally to remit to the Company the amount of any Taxes due with respect to taxable periods ending on or before the Closing Date and the amount of any Taxes allocable to the Pre-Closing Tax Period under Section 8.3 with respect to a Straddle Period Tax Return within the later of 10 days of Purchaser or the Company’s request therefor or 10 days prior to the date on which the Tax liability is required to be satisfied.

(b) All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

Section 8.3. Tax Indemnity. (a) The Shareholders will jointly and severally indemnify and hold Purchaser the Company and each of their respective successors and assigns (each, a “Tax Indemnitee”) harmless against all Losses attributable to (i) any Tax of the Company for any Pre-Closing Tax Period, (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or foreign income Tax law or regulation, (iii) Taxes of any Person (including, without limitation, the LT Predecessor) other than the Company that are imposed on the Company as a transferee or successor, by contract, or otherwise, which Taxes related to or resulted from an event or transaction occurring prior to the Closing and (iv) any breach of the covenants in this Article VIII; provided, however, that in any such case the Shareholders will be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes as reflected in the Closing Date Balance Sheet. The limitations on indemnification contained in Article VII will not apply to any claim for indemnification under this Article VIII. If a Party has any indemnification obligations with respect to any Loss under both this Article VIII and Article VII, the indemnification obligations under this Article VIII will control and be their exclusive obligation. Subject to Section 8.3(b), the Shareholders shall reimburse Purchaser and the Company for any Losses which are the responsibility of any Shareholder pursuant to this Section 8.3(a) within ten days after Purchaser’s or the Company’s request thereof.

(b) After the Closing, Purchaser shall inform the Representative within fifteen (15) days of its receipt of any notice of any Tax audit, assessment, adjustment, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which a Tax Indemnitee may be entitled to indemnity from the Shareholders hereunder; provided, however, that the failure of Purchaser to provide such notice shall not affect the Shareholders’ indemnity obligations under Section 8.3(a) except to the extent, and only to the extent, that the Shareholders are materially prejudiced. If the Representative notifies Purchaser within thirty (30) days following receipt of notice of such Tax Contest that the Representative intends to exercise his contest rights under this Section 8.3(b), the Representative shall have the right to control such Tax Contest at his expense and to employ counsel of his choice. Purchaser shall have the right to participate in any such Tax Contest at their own expense, shall be entitled to control the disposition of any issue in any such Tax Contest that does not affect a potential liability of the Shareholders, and shall be entitled to jointly control with the Representative the defense and disposition of any issue in any such Tax Contest that relates to any Straddle Period. Purchaser shall control any other Tax Contests. With respect to a Tax Contest which the Representative is entitled to control, the Representative shall have the right to determine all issues relating to the Tax Contest except that the Representative shall not settle any Tax Contest without the prior consent of Purchaser (which consent may not be unreasonably withheld). Purchaser shall deliver to the Representative any power of attorney reasonably required to allow the Representative and his counsel to represent Purchaser, Purchaser and the Company in connection with any Tax Contest that the Representative is entitled to control hereunder and shall use its reasonable efforts to provide the Representative with such assistance as may be reasonably requested by the Representative in connection with any such Tax Contest. The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax Contest to the extent that such Tax Contest could affect a liability of such other Party (including indemnity obligations hereunder).

(c) To the extent allowable under applicable law, all amounts payable under Article VII and this Section 8.3 will be treated for Tax purposes as adjustments to the Purchase Price.

(d) Purchaser, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by one another, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and the Company on the one hand, and the Shareholders on the other, agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable periods, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if so requested, Purchaser, the Company, or the applicable Shareholder, as the case may be, shall allow the requesting party to take possession of such books and records. The Parties hereto agree, upon request, to use reasonable efforts to obtain any certificate or other document from any taxing authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.1:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person and/or any relatives or family members of such first Person directly or indirectly owns or holds five percent (5%) or more of the ownership interests in such other Person.

“Base Net Worth” means an amount equal to $(74,632).

“Books and Records” means all books and records of the Company, including manuals, price lists, mailing lists, lists of customers, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, accounting records and litigation files (regardless of the media in which stored), in each case relating to or used in the Business.

“Business” means the business of the Company as conducted or proposed to be conducted as of the date hereof, including, without limitation, all activities involving lighting products, services and devices.

“Business Day” means any day of the year on which national banking institutions in Minnesota are open to the public for conducting business and are not required or authorized to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Change” or “Company Material Adverse Effect” means any change effect that is materially adverse to (i) the business, properties, results of operations, prospects or condition (financial or otherwise) of the Company, (ii) the ability of the Company or any Shareholder to perform its obligations under this Agreement or (iii) the ability of Purchaser to conduct the Business after the Closing Date as the Business is being conducted as of the date hereof.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, commitment or other arrangement or agreement.

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment, natural resources or protection of human health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the regulations promulgated pursuant thereto.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Approval” means any Consent of, with or to any Governmental Body.

“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste which is regulated by the United States, the foreign jurisdictions in which the Company or any of its Subsidiaries conducts business, or any state, local or foreign governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Knowledge” or words of similar effect, regardless of case, means the actual knowledge after reasonable investigation (which investigation the Shareholders hereby represent and warrant has been made) of a Shareholder or any other officer, director or employee of the Company having primary responsibility relating to the matter.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any lien (including any Tax lien), pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Permitted Encumbrances” means (i) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or the Company; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (iv) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of the assets subject thereto or affected thereby.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion, ending on the Closing Date, of any Straddle Period.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.

“Representative” means Zdenko Grajcar.

“Subsidiary” means, as to any Person, any other Person of which a 50% or more of the outstanding voting securities or other equity interests are owned, directly or indirectly, by such Person.

“Tax” or “Taxes” shall mean means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign law or regulation), real property, personal property, ad valorem, intangibles, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, with respect to any Person, this Agreement together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby (including without limitation any Employment Agreement executed by such Person).

“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.

Section 9.2. Publicity . No party shall issue any press release or make any other public announcement relating to the subject matter of this Agreement without the prior written consent of Purchaser.

Section 9.3. Shareholder Representative. Each Shareholder hereby irrevocably appoints the Representative to represent him and act as his attorney-in-fact and agent with respect o any and all maters relating to, arising out of, or in connection with the Transaction Documents, including without limitation, any adjustment, disposition, settlement or other handling of any amounts or claims under Sections 1.4 and 1.5 of this Agreement. Except to the extent otherwise explicitly set forth herein or in any other Transaction Document, all actions, omissions, notices, communications and determinations by the Representative pursuant or with respect to any provision of a Transaction Document shall conclusively be deemed to have been authorized by, and shall be binding upon and made on behalf of, each Shareholder. Purchaser and the Company may rely conclusively on the Representative in taking any such action and otherwise performing for and on behalf of the Shareholders, with the same conclusive authority as if each Shareholder had individually so acted. A decision, act, consent or instruction of the Representative will constitute a decision of all the Shareholders, and will be final, binding and conclusive upon each of the Shareholders. Purchaser and the Company are hereby relieved from any liability to any person or entity for acts done by them in accordance with such decision, act, consent or instruction of the Representative. The Shareholders are hereby deemed to acknowledge that they are in receipt of sufficient documentation that will constitute the written notice appointing the Representative as their representative hereunder.

Section 9.4. Payment of Sales, Use or Similar Taxes; Transfer Taxes. The Shareholders shall be responsible for and pay in a timely manner all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to the Transaction Documents. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under applicable Law; provided, however, that such party’s preparation of any such Tax Returns shall be subject to the other party’s approval, which approval shall not be unreasonably withheld or delayed.

Section 9.5. Expenses. Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. The Shareholders shall bear their own expenses and those of the Company incurred prior to the Closing in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated thereby. Promptly after Closing, the Shareholders shall pay all such transaction expenses of the Company incurred prior to Closing that are not paid on or before the Closing Date.

Section 9.6. Specific Performance. The Shareholders and the Company acknowledge and agree that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Shareholders and the Company under this Agreement, including, without limitation, the Shareholders’ obligations to sell the Company Shares to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith (without the requirement of the posting of a bond or other surety). Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 9.7. Submission to Jurisdiction; Consent to Service of Process.

(a) The Parties hereto irrevocably submit to the exclusive personal jurisdiction of any state or federal court sitting in Minneapolis, Minnesota (and any appellate court from any thereof) over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law

(b) Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.11.

Section 9.8. Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, in the case of an amendment, supplement, modification or waiver sought to be enforced against Purchaser, or the Representative, in the case of an amendment, supplement, modification or waiver sought to be enforced against any Shareholder or the Company. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 9.9. Governing Law. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to any conflict of Laws provision that would require the application of the Law of any other jurisdiction.

Section 9.10. Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 9.11. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

Lumificient Corporation

8752 Monticello Lane North, Maple Grove, MN 55369

Attn: Zdenko Grajcar, President

Telecopier: (763) 390-3135

With a copy to:

George E. Antrim, Esq.

201 Ridgewood Avenue, Minneapolis, Minnesota 55403

Telecopier: (612) 870-0689

If to the Representative or any Shareholder, to:

Zdenko Grajcar

8752 Monticello Lane North, Maple Grove, MN 55369

Telecopier: (763) 390-3135

With a copy to:

George E. Antrim, Esq.

201 Ridgewood Avenue, Minneapolis, Minnesota 55403

Telecopier: (612) 870-0689

If to Purchaser, to:

Nexxus Lighting, Inc.

124 Floyd Smith Drive, Suite 300, Charlotte, NC 28262

Attn: John Oakley, Chief Financial Officer

Telecopier: (704) 405-0422

With a copy to:

Lowndes Drosdick Doster Kantor & Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Facsimile: 407-843-4600

Attention: Suzan A. Abramson, Esq.

Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or transmitted by electronic mail, with receipt acknowledgment by the recipient by return electronic mail, (ii) when sent, if sent by facsimile on a business day during normal business hours (or, if not sent on a business day during normal business hours, on the next business day after the date sent by facsimile), (iii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (iv) on the 5th business day following the date on which the piece of mail containing such communication is posted, if sent by mail.

Section 9.12. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.13. Assignment of Works. Each Shareholder agrees that all Work Product belongs in all instances to the Company. To the extent any Shareholder previously had or retained any right, title or interest of any kind or nature whatsoever in any Work Product, such Shareholder hereby assigns all such right, title and interest to the Company and agrees to take any such action as may be reasonably requested by Purchaser following the Closing to confirm the Company’s exclusive right, title and interest in and to the Work Product. For purposes hereof, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to any business conducted or proposed to be conducted by the Company as of the date hereof.

Section 9.14. Binding Effect; Assignment. This Agreement shall not be assigned by any Shareholder or the Company, and neither any Shareholder’s or the Company’s obligations hereunder, or any of them, shall be delegated, without the consent of Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Except as provided in Article VIII, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

Section 9.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a mutually executed counterpart to the Agreement.

Section 9.16. No Third Party Beneficiary. It is the intent of the Parties that this Agreement is solely for their benefit and, therefore, except as provided in Article VIII, no Person or Persons other than the Parties hereto shall have any right or privileges under this Agreement either as third party beneficiaries or otherwise.

Section 9.17. Further Assurances. Each Party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

Section 9.18. Notification of Certain Matters. Each of the Parties to this Agreement shall give prompt notice to the other Parties of the occurrence or non occurrence of any event which would likely cause any representation or warranty made by such Party herein to be untrue or inaccurate or any covenant, condition or agreement contained herein not to be complied with or satisfied (provided, however, that, any such disclosure shall not in any way be deemed to amend, modify or in any way affect the representations, warranties and covenants made by any Party in or pursuant to this Agreement).

Section 9.19. Arms Length Negotiation. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; (e) said Party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arms length negotiations conducted by and among the Parties and their respective counsel.

Section 9.20. Waiver of Jury Trial.

THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.21. No Presumption Against Drafter. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.22. Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The disclosure of an item in a Schedule or Exhibit does not qualify any other Schedules, Exhibits, sections and paragraphs in this Agreement except to the extent it is clear by appropriate cross-references that a given disclosure is applicable to such other Schedules, Exhibits, sections and paragraphs. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

* * * * * * *

IN WITNESS WHEREOF, this Stock Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

LUMIFICIENT CORPORATION, a Minnesota corporation

By:	/s/ Zdenko Grajcar
Name:	Zdenko Grajcar
Title:	President

NEXXUS LIGHTING, INC., a Delaware corporation

By:	/s/ Michael A. Bauer
Name:	Michael A. Bauer
Title:	President and Chief Executive Officer

SHAREHOLDERS:

/s/ Zdenko Grajcar
Zdenko Grajcar

/s/ Carey Burkett
Carey Burkett

SCHEDULES AND EXHIBITS

Exhibit A         Opinion of Company Counsel

Schedule I       Shareholders

Schedule II     Closing Consents

Schedule 1.4   Purchase Price Adjustment

Disclosure Schedules:

3.1	Foreign qualifications

3.6	Financial Statements

3.8	Developments

3.9	Taxes

3.10	Leased Real Property/Permits

3.11	Personal Property

3.12	Technology and Intellectual Property

3.13	Material Contracts

3.14	Employee Benefit Plans

3.16	Litigation

3.19	Insurance

3.21	Related Party Transactions

3.22	Customers; Projects

SCHEDULE I

Shareholders

Shareholder	Company Shares	Percentage	Initial Cash Purchase Price		Initial Shares
Zdenko Grajcar	1,000,000	80.10%	$881,100	*	380,475
Carey Burkett	248,440	19.90%	$218,900	*	94,525

*	Subject to Section 1.6.